Exhibit 10.30

Lockheed Martin Corporation 6801 Rockledge Drive Bethesda, MD 20817 Marillyn A. Hewson Chairman, President and Chief Executive Officer
December 11, 2019

Dear Frank:

In connection with your election as Executive Vice President of Rotary and Mission Systems and relocation to the DC-metropolitan area, in addition to the relocation assistance and services provided to you pursuant to the Corporation’s relocation policy, you will be eligible for (1) an additional 90 days of temporary living, for a total of up to 180 days, and (2) an additional 10 return trips, for a total of up to 16 trips home, including tax assistance. These additional relocation benefits will be provided to you pursuant to the other applicable terms of the Corporation’s relocation policy.

Please contact me with any questions.

Best regards,

/s/ Marillyn A. Hewson

Marillyn A. Hewson